NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	Chairman, President and CEO	B.B. Hollingsworth, Jr.	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, OCT. 28, 2004

GROUP 1 AUTOMOTIVE REPORTS THIRD-QUARTER RESULTS

Company Records Atlanta Impairment Charge

HOUSTON, Oct. 28, 2004 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today reported a third-quarter net loss of $9.6 million, or $0.42 per diluted share, on revenues of $1.5 billion for the three months ended Sept. 30, 2004. These results include a non-cash, after-tax charge of $29.4 million, or $1.26 per diluted share, related to the impairment of goodwill at the company’s Atlanta platform.

Excluding the impact of the impairment, third-quarter net income was $19.8 million, or $0.84 per diluted share, compared with net income of $21.7 million, or $0.92 per diluted share, in the prior-year period.

Third-Quarter Highlights:

•	Total revenues increased 23.6 percent

•	New vehicle revenues increased 24.5 percent

•	Parts & service revenues grew 26.7 percent

•	Gross profit increased 18.2 percent to $229.9 million

Summary Results of Operations (Unaudited)
	(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$1,532.4	$1,239.5	$3,994.3	$3,417.2
Gross Profit	$229.9	$194.4	$611.8	$548.1
Income from Operations	$1.4	$42.9	$68.6	$114.6
Net Income (Loss)	$(9.6)	$21.7	$16.6	$56.5
Diluted Earnings (Loss) per Share	$(0.42)	$0.92	$0.71	$2.42

Results for the Third Quarter
During the third quarter, revenues grew 23.6 percent to $1.5 billion from $1.2 billion during the same period last year. This increase was attributable to acquisitions, as same store revenues decreased 1.4 percent from the third quarter of 2003. New vehicle revenues grew 24.5 percent on a unit sales increase of 19.4 percent. Used vehicle retail revenues increased 15.0 percent on unit sales that were 7.2 percent higher. Parts and service revenues grew 26.7 percent, while finance and insurance revenues increased 8.9 percent.

Gross margin for the quarter was 15.0 percent, compared with 15.7 percent during the year-ago period, reflecting the cumulative effect of declines in margins across the board. These margin declines reflected increased competition for new and used vehicle sales due, in part, to heavy manufacturer incentives on domestic vehicles, and lower-margin wholesale sales growing at a faster pace than retail sales for used vehicles. Despite this decline, gross profit for the quarter increased 18.2 percent to $229.9 million from $194.4 million in the prior year, due largely to the revenue growth noted above.

Upon completion of the goodwill recoverability assessment announced Oct. 21, 2004, the company determined that the fair market value of its Atlanta platform no longer supported the carrying value of the goodwill and certain other long-lived assets associated with it. As a result, the company recorded a non-cash, pretax charge of $41.4 million, which equates to $29.4 million after tax, or $1.26 per diluted share. The company determined the impairment charge in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The charge recorded by the company reflects its estimate of the fair value of the Atlanta platform. The company may adjust the amount of this charge based on the results of a third-party valuation expected to be completed in the fourth quarter of 2004.

The company reported income from operations of $1.4 million. Excluding the impairment charge, operating margin was 2.8 percent, compared with 3.5 percent during the year-ago period. This decline reflected the above-noted decline in gross margin, as well as a 23.4 percent increase in selling, general and administrative (SG&A) expenses from the third quarter of 2003. This increase in SG&A expenses was largely attributable to acquisitions and partially offset by slightly lower same store SG&A expenses. Income from operations was $42.7 million versus $42.9 million in 2003, a 0.4 percent decline, as the increase in SG&A expenses was partially offset by the increase in gross profit.

“The quarter reflected market challenges that we’ve seen throughout the year, and we continued to experience margin pressures,” said B.B. Hollingsworth Jr., Group 1’s chairman, president and chief executive officer. “Despite this challenging environment, we had solid performances from our New England, Dallas and Los Angeles platforms, as well as our Honda and luxury brands. Unfortunately, our Atlanta platform has continued to struggle and, while we are working diligently to resolve the problems there, it was appropriate that we take the impairment charge.”

Nine-Month Performance
For the first nine months of 2004, revenues reached $4.0 billion, a 16.9 percent increase from $3.4 billion in 2003. Same store revenues grew 2.7 percent, compared with a 5.9 percent decline the previous year. New vehicle revenues grew 19.0 percent on a 15.4 percent increase in unit sales. Used vehicle retail revenues grew 7.3 percent on a unit sales increase of 2.7 percent. Parts and service and finance and insurance revenues grew 17.3 percent and 4.0 percent, respectively.

Gross margin fell to 15.3 percent from 16.0 percent in 2003. Despite this decline, gross profit increased 11.6 percent to $611.8 million from $548.1 million in the prior year, primarily due to revenue growth. The company reported income from operations of $68.6 million. Excluding the impairment charge, operating margin was 2.8 percent, compared with 3.4 percent for the year-ago period. Income from operations fell 4.1 percent to $110.0 million from $114.6 million, as an increase in SG&A expenses was partially offset by the increase in gross profit. This increase in SG&A expenses was attributable to the same items that contributed to the third-quarter increase, as well as a pretax charge of $2.8 million, which equates to $1.8 million after tax, or $0.08 per diluted share, related to a severe hailstorm that hit the company’s Amarillo, Texas, dealerships in June.

Including the impairment charge, net income was $16.6 million, or $0.71 per diluted share. These results also include $0.09 in charges resulting from weather-related losses and a previously announced $0.17 charge related to the redemption of all of the company’s 10 7/8% senior subordinated notes on March 1, 2004. Excluding the impairment charge, earnings per diluted share were $1.96 on net income of $46.0 million. This compares with earnings per diluted share of $2.42 on net income of $56.5 million during the first nine months of 2003.

Acquisition Update
As announced on Sept. 9, 2004, Group 1 acquired the Hassel Auto Group in New York and opened the Ira Nissan Woburn add-point dealership in the Boston market.

Year to date, Group 1 has added 23 franchises with expected annual revenues of approximately $1.2 billion. The aggregate consideration paid for these acquisitions was approximately $221.7 million in cash, net of cash received, the assumption of approximately $109.7 million in inventory financing and 394,313 shares of Group 1 common stock. The cash portion of these transactions was funded with a combination of cash on hand and borrowings under the company’s revolving credit facility.

“We have surpassed our full-year acquisition target of $1 billion of expected aggregate annual revenues, shifting our brand mix by acquiring primarily import and luxury franchises,” said Hollingsworth. “The brand mix of these acquired franchises is 24 percent domestic and 76 percent import, including 39 percent luxury.” Hollingsworth noted that the company does not anticipate closing any additional platform acquisitions for the remainder of the year.

Management’s Outlook
Group 1 reaffirmed its revised full-year 2004 earnings guidance announced on Oct. 21, 2004, of $2.70 to $2.80 per diluted share. This guidance includes the $0.09 per diluted share in weather-related losses. It excludes the $0.17 per diluted share charge from the March 2004 notes redemption, the $1.26 per diluted share charge from the Atlanta impairment and any future acquisitions.

Hollingsworth stated, “As we navigate through this challenging automotive retailing market, our priorities for the remainder of the year include integrating the dealerships we have acquired, remedying the situation in Atlanta and improving our margins.”

Third-Quarter Conference Call
Group 1 will hold a conference call to discuss its third-quarter results at 10 a.m. EDT on Thursday, Oct. 28, 2004. The call can be accessed live and will be available for replay over the Internet at www.vcall.com, or through Group 1’s Web site, www.group1auto.com, for 30 days.

About Group 1 Automotive, Inc.
Group 1 currently owns 95 automotive dealerships comprised of 141 franchises, 33 brands and 32 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	our future operating performance

•	our ability to improve our margins

•	earnings per share for the year ending 2004

•	operating cash flows and availability of capital

•	the completion of future acquisitions

•	the future revenues of acquired dealerships

•	changes in sales volumes in the new and used retail vehicle and parts and service markets

•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand and changes in industrywide inventory levels

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from results anticipated in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit, may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products

•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services

•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us

•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions or cause us to increase the level of capital expenditures related to our dealership facilities

•	our dealership operations may not perform at expected levels or achieve expected improvements

•	we may not achieve expected future cost savings and our future costs could be higher than we expected

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

•	our cost of financing could increase significantly

•	new accounting standards could materially impact our reported earnings per share

•	we may not complete additional acquisitions or the pace of acquisitions may change

•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services

•	we may lose key personnel

•	competition in our industry may impact our operations or our ability to complete acquisitions

•	we may not achieve expected sales volumes from the franchises we acquire or that are granted to us

•	insurance costs could increase significantly, and all of our losses may not be covered by insurance

•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update the forward-looking statements.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

FINANCIAL TABLES TO FOLLOW

	Group 1 Automotive, Inc.
	Consolidated Statements of Operations
(Unaudited) (Dollars in thousands, except share and per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
REVENUES:
New vehicle retail sales	$962,021	$772,632	$2,451,916	$2,059,840
Used vehicle retail sales	265,544	230,978	737,541	687,132
Used vehicle wholesale sales	101,551	69,102	264,848	195,551
Parts and service sales	154,285	121,792	409,588	349,184
Retail finance fees	19,052	17,111	51,222	48,474
Vehicle service contract fees	19,544	17,170	50,256	47,804
Other finance and insurance revenues, net	10,410	10,705	28,964	29,176

Total revenues	1,532,407	1,239,490	3,994,335	3,417,161
COST OF SALES:
New vehicle retail sales	895,634	716,014	2,280,237	1,909,026
Used vehicle retail sales	232,779	203,428	647,018	603,268
Used vehicle wholesale sales	104,132	71,373	270,026	201,832
Parts and service sales	69,978	54,228	185,232	154,924

Total cost of sales	1,302,523	1,045,043	3,382,513	2,869,050
Gross Profit	229,884	194,447	611,822	548,111
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	182,577	147,913	489,125	422,930
DEPRECIATION AND AMORTIZATION EXPENSE	4,579	3,623	12,745	10,564
IMPAIRMENT OF GOODWILL AND LONG-LIVED ASSETS	41,373	—	41,373	—

Income from operations	1,355	42,911	68,579	114,617
OTHER INCOME AND (EXPENSE):
Floorplan interest expense, excluding manufacturer interest assistance	(6,554)	(4,811)	(16,916)	(16,493)
Other interest expense, net	(4,463)	(3,915)	(12,867)	(8,618)
Loss on redemption of senior subordinated notes	—	—	(6,381)	—
Other expense, net	(104)	(18)	(247)	(107)

INCOME (LOSS) BEFORE INCOME TAXES	(9,766)	34,167	32,168	89,399
PROVISION (BENEFIT) FOR INCOME TAXES	(151)	12,473	15,582	32,909

NET INCOME (LOSS)	$(9,615)	$21,694	$16,586	$56,490

Basic earnings (loss) per share	$(0.42)	$0.96	$0.73	$2.51
Diluted earnings (loss) per share	$(0.42)	$0.92	$0.71	$2.42
Weighted average shares outstanding:
Basic	22,946,245	22,642,168	22,684,982	22,499,158
Diluted	22,946,245	23,611,631	23,229,153	23,299,130
OTHER DATA:
Gross margin	15.0%	15.7%	15.3%	16.0%
Operating margin	0.1%	3.5%	1.7%	3.4%
Pretax income margin	(0.6)%	2.8%	0.8%	2.6%
Same store revenues	(1.4)%	(4.7)%	2.7%	(5.9)%
Manufacturer floorplan assistance	$9,499	$7,639	$24,457	$20,452
Retail new vehicles sold	33,991	28,477	87,864	76,117
Retail used vehicles sold	17,707	16,521	50,318	49,000

Total retail sales	51,698	44,998	138,182	125,117

Wholesale used vehicles sold	13,831	11,985	36,515	32,796

Group 1 Automotive, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
	September 30,	December 31,
	2004	2003
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash	$34,591	$25,441
Contracts-in-transit and vehicle receivables, net	162,288	143,260
Inventories	807,623	671,279
Other current assets	99,752	90,943

Total current assets	1,104,254	930,923

Property and equipment, net	161,391	131,647
Goodwill and intangible assets, net	558,968	390,867
Investments and deferred costs from insurance and vehicle service contract sales	24,089	28,263
Other assets	5,330	6,465

Total assets	$1,854,032	$1,488,165

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Floorplan notes payable	$749,304	$493,568
Current maturities of long-term debt	969	910
Accounts payable and accrued expenses	189,860	159,915

Total current liabilities	940,133	654,393

Long-term debt	273,179	230,178
Other liabilities	57,604	44,730

Total liabilities before deferred revenues	1,270,916	929,301

Deferred revenues	33,301	40,755
Stockholders’ equity	549,815	518,109

Total liabilities and stockholders’ equity	$1,854,032	$1,488,165

OTHER DATA:
Working capital	$164,121	$276,530
Current ratio	1.17	1.42
Long-term debt to capitalization	33%	31%
Last 12 months return on average equity	7%	16%

	Group 1 Automotive, Inc.
Third-Quarter Additional Information
	(Unaudited)
			Nine Months Ended Sept. 30,

NEW VEHICLE UNIT SALES GEOGRAPHIC MIX			2004	2003

California			14.5%	12.0%
New England			13.0	12.7
Oklahoma			12.5	14.3
Houston			11.8	12.5
Central Texas			8.0	7.6
New Orleans			6.7	6.4
West Texas			6.4	6.9
Florida			6.2	7.8
Dallas			5.5	6.0
Atlanta			5.3	6.0
Rocky Mountain			4.1	4.5
New Jersey			2.8	—
Beaumont			2.7	3.3
New York			0.5	—

Total			100.0%	100.0%
			Nine Months Ended Sept. 30,
NEW VEHICLE UNIT SALES BRAND MIX			2004	2003

Toyota/Scion/Lexus			27.5%	25.7%
Ford			21.1	26.0
DaimlerChrysler			13.9	11.8
GM			11.0	10.4
Nissan/Infiniti			10.7	10.2
Honda/Acura			9.8	10.1
Other			6.0	5.8

Total			100.0%	100.0%
Domestic/Imports Mix			43.2%/56.8%	46.9%/53.1%
% from Luxury Brands			12.7%	11.6%
Car/Truck Mix			42.5%/57.5%	42.0%/58.0%
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
INDIVIDUAL PRODUCT DATA	2004	2003	2004	2003

New vehicle retail gross margin	6.9%	7.3%	7.0%	7.3%
New vehicle gross profit per retail unit	$1,953	$1,988	$1,954	$1,981
Used vehicle retail gross margin	11.4%	10.9%	11.6%	11.3%
Used vehicle gross profit per retail unit	$1,705	$1,530	$1,696	$1,583
Parts & service gross margin	54.6%	55.5%	54.8%	55.6%
Finance & insurance revenues, net per retail unit	$948	$1,000	$944	$1,003
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
SAME STORE REVENUES	2004	2003	2004	2003

New vehicle retail sales	(2.5)%	(4.4)%	3.3%	(6.7)%
Used vehicle retail sales	(4.1)%	(14.5)%	(3.3)%	(11.4)%
Used vehicle wholesale sales	20.4%	10.7%	21.4%	6.2%
Parts & service sales	0.2%	8.4%	3.2%	5.9%
Finance & insurance revenues, net	(8.2)%	(6.1)%	(5.2)%	(6.9)%
Total revenues	(1.4)%	(4.7)%	2.7%	(5.9)%